CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


As independent chartered accountants, we hereby consent to the incorporation by reference of our report dated October 24, 1994 relating to the consolidated financial statements of Attwoods plc for the year ended July 31, 1994 included in the Current
Report on Form 8-K dated January 24, 1995, as amended by Form 8-K/A, filed by Browning-Ferris Industries, Inc., into the Browning-Ferris Industries, Inc. previously filed Form S-8 Registration Statement File Nos. 33-48207, 33- 41281, 33-53393 and 33-56583, Form S-3 Registration
Statement File Nos. 33-7793, 33-39432, 33-58298 and 33-51879 and Form
S-4 Registration Statement File No. 33- 52240. We also consent to all references to our firm included in such Registration Statements.


/s/ Binder Hamlyn


Chartered Accountants
Registered Auditors

London, England
March 13, 1995